UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): April 19, 2017

SWIFT ENERGY COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	001-08754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 1200
Houston, Texas 77079
(Address of principal executive offices)

(281) 874-2700
(Registrant’s telephone number)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 19, 2017, Swift Energy Company (the “Company”) entered into a First Amended and Restated Senior Secured Revolving Credit Agreement (the “Credit Agreement”) among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders that are a party thereto, which provides for revolving loans of up to the borrowing base then in effect (the “Revolving Credit Facility”). The Revolving Credit Facility matures April 19, 2022. The maximum credit amount under the Revolving Credit Facility is currently $600 million with an initial borrowing base of $330 million. The borrowing base is scheduled to be redetermined in May and November of each calendar year, commencing November 2017, and is subject to additional adjustments from time to time, including for asset sales, elimination or reduction of hedge positions and incurrence of other debt.  Additionally, each of the Company and the administrative agent may request an unscheduled redetermination of the borrowing base between scheduled redeterminations.  The amount of the borrowing base is determined by the lenders in their discretion and consistent with their oil and gas lending criteria at the time of the relevant redetermination. The Company may also request the issuance of letters of credit under the Credit Agreement in an aggregate amount up to $25 million, which reduce the amount of available borrowings under the borrowing base in the amount of such issued and outstanding letters of credit.
Interest under the Revolving Credit Facility accrues at the Company’s option either at an Alternative Base Rate plus the applicable margin (“ABR Loans”) or the LIBO Rate plus the applicable margin (“Eurodollar Loans”).  The applicable margin ranges from 1.75%-2.75% for ABR Loans and 2.75% to 3.75% for Eurodollar Loans.  The Alternate Base Rate and LIBO Rate are defined, and the applicable margins are set forth, in the Credit Agreement. Undrawn amounts under the Revolving Credit Facility are subject to a 0.50% commitment fee. To the extent that a payment default exists and is continuing, all amounts outstanding under the Revolving Credit Facility will bear interest at 2.00% per annum above the rate and margin otherwise applicable thereto.
The obligations under the Credit Agreement are secured, subject to certain exceptions, by a first priority lien on substantially all assets of the Company and certain of its subsidiaries, including a first priority lien on properties attributed with at least 85% of estimated proved reserves of the Company and its subsidiaries.
The Credit Agreement contains the following financial covenants:

•	a ratio of total debt to EBITDA, as defined in the Credit Agreement, for the most recently completed four fiscal quarters, not to exceed 4.0 to 1.0 as of the last day of each fiscal quarter; and

•
a current ratio, as defined in the Credit Agreement and which includes in the numerator available borrowings undrawn under the borrowing base, of not less than 1.0 to 1.0 as of the last day of each fiscal quarter.

Additionally, the Credit Agreement contains certain representations, warranties and covenants, including but not limited to, limitations on incurring debt and liens, limitations on making certain restricted payments, limitations on investments, limitations on asset sales and hedge unwinds, limitations on transactions with affiliates and limitation on modifying organizational documents and material contracts.  The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Revolving Credit Facility to be immediately due and payable.

The foregoing is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 above is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
On April 19, 2017, the Company issued a press release announcing the execution of the Credit Agreement discussed above, a copy of which is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.
The information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1, is being “furnished” pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.1
First Amended and Restated Senior Secured Revolving Credit Agreement among Swift Energy Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders that are a party thereto

99.1	Swift Energy Company press release issued April 19, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 20, 2017

Swift Energy Company
By:	/s/ Christopher M. Abundis
Christopher M. Abundis Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1
First Amended and Restated Senior Secured Revolving Credit Agreement among Swift Energy Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders that are a party thereto

99.1	Swift Energy Company press release issued April 19, 2017.

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